Exhibit 99.1

CONVERGYS NEWS RELEASE

Convergys Increases Share Repurchase Authorization by $200 Million

(Cincinnati; October 3, 2011) — Convergys Corporation (NYSE: CVG), a global leader in relationship management, today announced that the board of directors has authorized the company to purchase an additional $200 million of outstanding shares from time to time as market and business conditions warrant.

“With approximately $500 million of forecasted year-end domestic and international cash, we are in an excellent position to continue to execute our strategic and financial plans,” said Jeff Fox, President and CEO of Convergys.

The Company will fund the share repurchases using available sources of liquidity, including its cash generated from the business and proceeds from asset sales. The repurchases will be made at management's discretion in accordance with applicable federal securities law. The amount and timing of any repurchases will be determined based on an evaluation of a variety of factors at the time of any repurchases. The share repurchase authorization does not obligate the Company to acquire any specific number of shares in any period, and may be modified, suspended or discontinued at any time without notice to shareholders.

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For more than 30 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to marquee clients all over the world.

Convergys has approximately 70,000 employees in 69 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, Africa, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

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Contacts:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

Jeff Hazel, Public/Media Relations

+1 513 723 7153 or jeff.hazel@convergys.com

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